Exhibit 99.3

PRIVET FUND LP

79 West Paces Ferry Road

Suite 200-B

Atlanta, GA 30305

May 17, 2017

Norsat International Inc.

110-4020 Viking Way

Richmond, British Columbia V6V 2L4 Canada

Ladies and Gentlemen:

This Letter Agreement is being delivered by Privet Fund LP ( “Guarantor”) to Norsat International Inc., a company existing under the laws of the Province of British Columbia (the “Company”), in connection with the execution of that certain Arrangement Agreement (as it may be amended from time to time, the “Arrangement Agreement”), between Privet Fund Management, LLC, a Delaware limited liability company (“Privet Management”), IRIS Holdings, Inc., a Delaware corporation (“Parent”), IRIS Canada Acquisition Corp., a company existing under the laws of the Province of British Columbia (“Purchaser”), and the Company, pursuant to which Purchaser will acquire all of the issued and outstanding Common Shares of the Company other than the Common Shares owned, directly or indirectly by Guarantor or its affiliates (the “Transaction”). Terms used in this Letter Agreement without definition are used as defined in the Arrangement Agreement.

Guarantor and the Company hereby agree as follows:

1. Obligations. To induce the Company to enter into the Arrangement Agreement, Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Company, on the terms and conditions set forth herein, the payment obligations of Parent under Section 8.3(1) of the Arrangement Agreement (the “8.3(1) Obligations”). The maximum amount payable hereunder shall not exceed U.S.$2,500,000.00 (such amount being referred to herein as the “Cap”). This Letter Agreement may not be enforced without giving effect to limitations on Guarantor’s liability for the 8.3(1) Obligations in the amount of the Cap.

2. Nature of the Obligations. The Company shall not be obligated to file any claim relating to the 8.3(1) Obligations in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect Guarantor’s obligations hereunder. In the event that any payment to the Company hereunder is rescinded or must otherwise be returned for any reason whatsoever, Guarantor shall remain liable hereunder with respect to the 8.3(1) Obligations as if such payment had not been made (subject to the terms hereof). This is an unconditional guarantee of payment and not of collectability.

3. Changes in Obligations, Certain Waivers. The Company may at any time and from time to time, without notice to or further consent of Guarantor, extend the time of payment of any of the 8.3(1) Obligations, and may also make any agreement with Parent or with any other person interested in the transactions contemplated by the Arrangement Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or

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for any modification of the terms thereof or of any agreement between the Company and Parent or any such other person without in any way impairing or affecting Guarantor’s obligations under this Letter Agreement. Guarantor’s obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Parent or any other person interested in the transactions contemplated by the Arrangement Agreement; (b) any change in the time, place or manner of payment of any of the 8.3(1) Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Arrangement Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the 8.3(1) Obligations (provided that any such change, rescission, waiver, compromise, consolidation or other amendment or modification shall be subject to the prior written consent of Parent to the extent required under the Arrangement Agreement); (c) the addition, substitution or release of any entity or other person interested in the transactions contemplated by the Arrangement Agreement, (provided that any such addition, substitution or release shall be subject to the prior written consent of Parent to the extent required under the Arrangement Agreement); (d) any change in the corporate existence, structure or ownership of Parent or any other person interested in the transactions contemplated by the Arrangement Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or any other person interested in the transactions contemplated by the Arrangement Agreement; (f) the existence of any claim, set-off or other right which Guarantor may have at any time against Parent, whether in connection with the 8.3(1) Obligations or otherwise; (g) any change in the applicable Laws of any jurisdiction; or (h) the adequacy of any other means the Company may have in obtaining payment of any of the 8.3(1) Obligations. To the fullest extent permitted by Law, Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Company. Guarantor waives promptness, diligence, notice of the acceptance of this Letter Agreement and of the 8.3(1) Obligations, presentment, notice of non-performance, default, dishonor and protest, any right to require the marshaling of assets of Parent or any other person interested in the transactions contemplated by the Arrangement Agreement, and all suretyship defenses generally. Notwithstanding anything to the contrary contained herein, Guarantor may assert, as a defense to any payment by Guarantor under this Letter Agreement, (i) any claim, set-off, deduction or defense that (A) Purchaser or Parent could assert against the Company under the terms of the Arrangement Agreement or (B) Guarantor could assert based upon a breach by the Company of this Letter Agreement (including claims against the Company or any of its subsidiaries for fraud or willful misconduct) or (ii) any and all defenses which Parent may have to payment of the 8.3(1) Obligations. Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Arrangement Agreement and that the waivers set forth in this Letter Agreement are knowingly made in contemplation of such benefits.

The Company hereby covenants that it shall not institute, and shall cause its subsidiaries and Controlled Affiliates (as defined below) not to institute, and shall instruct each Affiliate that is not a Controlled Affiliate not to institute in the name of or on behalf of the Company or any other person, any proceeding or bring any other claim arising under, or in connection with, Section 8.3 of the Arrangement Agreement or the transactions contemplated thereby, against Guarantor, Parent, Purchaser or any Guarantor Affiliates (as defined below) except for claims against Guarantor under this Letter Agreement and, if and to the extent the Company is advised

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by counsel that a claim must also be asserted against Parent or Purchaser under the Arrangement Agreement in connection with such claim against Guarantor under this Letter Agreement, against Parent or Purchaser under the Arrangement Agreement; provided, however, that nothing contained herein shall operate or be construed as a waiver or release by the Company of its right to assert any defenses or counterclaims against Guarantor or, as applicable, Purchaser or Parent, in connection with any claims, defenses or counterclaims asserted by them against the Company. Guarantor hereby covenants that it shall not institute, and shall cause its Affiliates not to institute, any proceeding asserting that this Letter Agreement is illegal, invalid or unenforceable, in whole or in part. The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against, any person liable for any 8.3(1) Obligations prior to proceeding against Guarantor hereunder. For purposes of this Letter Agreement, “Controlled Affiliate” of any person means any Affiliate that such person directly or indirectly controls (within the meaning of Rule 12b-2 of the 1934 Act) and, for purposes of this Letter Agreement, includes the directors and officers of such person. Guarantor hereby unconditionally and irrevocably waives, and agrees not to exercise, any rights that it may now have or hereafter acquire against Parent and Purchaser that arise from the existence, payment, performance, or enforcement of Guarantor’s 8.3(1) Obligations under or in respect of this Letter Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent or Purchaser, whether or not such claim, remedy or right arises in equity or under contract, statute or Law, including, without limitation, the right to take or receive from Parent or Purchaser or such other person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the 8.3(1) Obligations and any amounts payable under the proviso to the last sentence of Section 8 of this Letter Agreement shall have been paid in full in cash. If any amount shall be paid to Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the 8.3(1) Obligations and any amounts payable under the proviso to the last sentence of Section 8 of this Letter Agreement, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the 8.3(1) Obligations and any amounts payable under the proviso to the last sentence of Section 8 of this Letter Agreement, in accordance with the terms of the Arrangement Agreement, whether matured or unmatured, or to be held as collateral for any 8.3(1) Obligations and any amounts payable under the proviso to the last sentence of Section 8 of this Letter Agreement thereafter arising. Notwithstanding anything to the contrary contained in this Letter Agreement, the Company hereby agrees that to the extent Parent is relieved of its obligations under Section 8.3(1) of the Arrangement Agreement, Guarantor shall be similarly relieved of its obligations under this Letter Agreement.

4. No Waiver; Cumulative Rights. No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Company or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

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5. Representations, Warranties and Covenants. Guarantor hereby represents, warrants and covenants as follows:

(i) Guarantor is a limited partnership, duly formed, validly existing and in good standing under the Laws of the State of Delaware. Guarantor has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted;

(ii) the execution, delivery and performance of this Letter Agreement have been duly authorized by all necessary action and do not contravene or violate any provision of Guarantor’s limited partnership agreement or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on Guarantor or its assets;

(iii) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Letter Agreement by Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Letter Agreement;

(iv) this Letter Agreement constitutes a legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, subject to (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (B) general equitable principles (whether considered in a proceeding in equity or at law); and

(v) Guarantor has the financial capacity to pay and perform its obligations under this Letter Agreement and for so long as this Letter Agreement shall remain in effect in accordance with Section 8 hereof, Guarantor will at all times maintain Availability (as hereinafter defined) in an amount equal to or greater than U.S.$2,500,000. As used herein, the term “Availability” shall mean the sum of (A) the aggregate amount of the following unrestricted and unencumbered items held in the United States of America: cash, cash equivalents, and marketable and liquid investments, plus (B) amounts available to be drawn by Guarantor under one or more lines of credit, the proceeds of which draw are permitted to be used for the purpose of satisfying the 8.3(1) Obligations.

6. No Assignment. Neither Guarantor nor the Company may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Company or Guarantor, as the case may be; provided, however, that Guarantor may assign all or a portion of its obligations hereunder to an Affiliate or to an entity managed or advised by an Affiliate of Guarantor; provided, further, that no such assignment shall relieve

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Guarantor of any liability or obligation hereunder except to the extent actually performed or satisfied by the assignee.

7. Notices. All notices and other communications hereunder shall be in writing in the English language and shall be given in the manner required by the Arrangement Agreement.

8. Continuing Obligation. This Letter Agreement shall not be withdrawn by Guarantor and shall remain in full force and effect and shall be binding on Guarantor, its successors and assigns, and on the Company, until the earlier of the date on which (a) all of the 8.3(1) Obligations have been paid in full, (b) the parties mutually agree in writing, (c) the Industrial Technology Office of Innovation, Science and Economic Development Canada notifies the Company or Privet Management that it will not grant SADI Approval (as defined in the Arrangement Agreement), (d) July 15, 2017 or (e) Hytera Communications Co. (“Hytera”) agrees to amend the terms of the existing March 24, 2017 Arrangement Agreement between the Company, Hytera and Hytera Project Corp. (the “Existing Arrangement Agreement”), and the Company determines that the Transaction as contemplated by the Arrangement Agreement no longer continues to be a Superior Proposal when assessed against the Existing Arrangement Agreement, as proposed to be amended. Notwithstanding the foregoing, this Letter Agreement shall terminate and Guarantor shall have no further obligations under this Letter Agreement as of the earlier of (a) the Effective Time, (b) the first anniversary of the termination of the Arrangement Agreement if the Arrangement Agreement is terminated by the Company pursuant to Sections 8.1(1)(iv)(b), 8.1(1)(iv)(c) or 8.1(1)(iv)(d), except as to a claim for payment of the 8.3(1) Obligations presented by the Company to Parent or Guarantor by such first anniversary, in which case the Letter Agreement shall terminate upon the satisfaction in full of such 8.3(1) Obligations or a final determination that such 8.3(1) Obligations are not owed, and (c) the termination of the Arrangement Agreement pursuant to any section of the Arrangement Agreement other than Sections 8.1(1)(iv)(b), 8.1(1)(iv)(c) or 8.1(1)(iv)(d). Notwithstanding the foregoing, in the event that the Company or any of its subsidiaries or Controlled Affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap or the provisions of Section 3, this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against Guarantor or any Guarantor Affiliates with respect to the transactions contemplated by the Arrangement Agreement other than liability of Guarantor under this Letter Agreement or liability of Parent under the Arrangement Agreement, then (i) the obligations of Guarantor under this Letter Agreement shall terminate ab initio and be null and void, (ii) if Guarantor has previously made any payments under this Letter Agreement, it shall be entitled to recover such payments, and (iii) neither Guarantor nor any of its Affiliates shall have any liability to the Company with respect to the transactions contemplated by the Arrangement Agreement or under this Letter Agreement; provided, however, that if Guarantor (A) fails to pay the 8.3(1) Obligations when due and the Company seeks to collect the payment of such amounts through any litigation or other proceeding or (B) asserts in any litigation or other proceeding that this Letter Agreement is illegal, invalid or unenforceable in accordance with its terms, then, in each case, to the extent the Company prevails in such litigation or proceeding, Guarantor shall pay on demand all reasonable fees and out of pocket expenses of the Company in connection with such litigation or proceeding.

9. No Recourse. Notwithstanding anything that may be expressed or implied in this Letter Agreement or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that Guarantor may be a partnership, by its acceptance of the benefits of this Letter Agreement, the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, the former, current or future security holders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of Guarantor or any of its Affiliates, or any former, current or future security holder, director, officer, employee, general or limited partner, member, manager, Affiliate, agent, assignee or representative of any of the foregoing (collectively, the “Guarantor Affiliates”), through Parent, Purchaser or otherwise, whether by or through attempted piercing of the

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corporate, partnership or limited liability company veil, by or through a claim by or on behalf of Parent or Purchaser against Guarantor, Guarantor Affiliates, or Purchaser’s Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for (a) its rights to recover from Guarantor (but not the Guarantor Affiliates) the 8.3(1) Obligations under and to the extent provided in this Letter Agreement, subject to the limitations described herein and (b) the Company’s rights against Parent and Purchaser contained in the Arrangement Agreement prior to any termination of the Arrangement Agreement. Recourse against Guarantor under this Letter Agreement shall be the sole and exclusive remedy of the Company and all of its subsidiaries and Affiliates against Guarantor or Guarantor’s Affiliates in respect of any liabilities or obligations arising under, or in connection with, Section 8.3(1) of the Arrangement Agreement. Nothing set forth in this Letter Agreement shall be construed to confer or give to any person (including any person acting in a representative capacity) other than the Company and Guarantor any rights or remedies against any person other than the Company and Guarantor as expressly set forth herein.

10. Governing Law, Jurisdiction. This Letter Agreement shall be governed in all respects, including validity, interpretation and effect, by the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein, without giving effect to any principles of conflict of Laws thereof that would result in the application of the Laws of any other jurisdiction. The Parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of British Columbia with respect to any dispute, claim or other matter arising under this Agreement.

11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12. Counterparts. This Letter Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

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Very truly yours,

PRIVET FUND LP

By:	Privet Fund Management LLC, its General Partner

By:	/s/ Ryan Levenson
Name: Ryan Levenson
Title: Managing Member

Confirmed as of the date of the Arrangement Agreement:

NORSAT INTERNATIONAL INC.

By:
Name: Amiee Chan
Title: Chief Executive Officer

[Signature Page to Private Guarantee]